EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

BETWEEN AMERIGON INCORPORATED AND

COMERICA BANK DATED AS OF OCTOBER 28, 2005

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), made as of the 28th day of October, 2005, by and between AMERIGON INCORPORATED, a Michigan corporation (herein called “Company”) and COMERICA BANK, a Michigan banking corporation (herein called “Bank”).

RECITALS:

A. Company and Bank executed a Credit Agreement dated November 14, 2002 which has been amended by five amendments (“Existing Agreement”).

B. Company and Bank desire to amend and restate the Existing Agreement in its entirety.

C. Company desires to obtain certain credit facilities from Bank.

D. Bank is willing to extend such credit to Company on the terms and conditions herein set forth.

NOW, THEREFORE, Bank and Company agree that the Existing Agreement is amended and restated in its entirety as follows:

WITNESSETH:

1. DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Account” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Advance” shall mean a borrowing requested by Company and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 3.3 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Alternate Base Rate” shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16th of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Applicable Interest Rate” shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

“Applicable L/C Commission Rate” shall mean, as of any date of determination, the applicable Letter of Credit commission rate determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Availability” shall mean as of any date of determination the amount obtained by subtracting from the lesser of (a) the then applicable Borrowing Base and (b) $10,000,000 an amount equal to the aggregate principal amount of the Advances plus the Letter of Credit Reserve.

“Base Tangible Net Worth” shall initially mean $7,500,000. On the last day of each fiscal year of Company (commencing December 31, 2006), Base Tangible Net Worth shall increase by an amount equal to fifty percent (50%) of net income of Company and its Consolidated Subsidiaries for the fiscal year then ended. If net income is less than $0, it shall be treated as being $0 for purposes of this calculation.

“Borrowing Base” shall mean as of any date of determination, the sum of (a) eighty five percent (85%) of Eligible Accounts, plus (b) the lesser of (i) sixty percent (60%) of Eligible Foreign Accounts and (ii) Three Million Dollars ($3,000,000), plus (c) fifty percent (50%) of Eligible Inventory.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

“Capital Expenditure” shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of Company, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of Company or a Subsidiary, as applicable, thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of Company and its Consolidated Subsidiaries.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by Company or any Subsidiary as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of Company and its Consolidated Subsidiaries.

“Change of Control” shall mean the occurrence of either:

(A) any person or group of persons (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended), other than the Investors or any Affiliates of the Investors or a person approved in advance by the Bank (a “Permitted Transferee”), shall have acquired beneficial ownership (within the meaning of such Rule 13d-3) of 20% or more of the equity interests of the Company generally having the right to vote; or

(B) Company shall cease to own directly or indirectly, at least 100% (or, in the case of BSST, 75%) of the common equity interests of its Subsidiaries.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Bank is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Consolidated” or “Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

“Debt” shall mean as of any date of determination thereof, the total liabilities of Company and its Consolidated Subsidiaries as of such date, as determined in accordance with GAAP.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of the Company which is incorporated under the laws of the United States of America, or any state, territory or other political subdivision thereof.

“EBITDA” shall mean, as of any date of determination, the sum of the net income of Company and its Consolidated Subsidiaries, for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in computating such net income, (i) income taxes for that period, (ii) interest expense for that period and (iii) depreciation and amortization expense for that period, in each case determined in accordance with GAAP.

“Eligible Account” shall mean an Account (but shall not include interest and service charges) arising in the ordinary course of Company’s business which meets each of the following requirements:

(a)	it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b)	it is not owing by an Account Debtor (as defined in the UCC) who has failed to pay twenty five percent (25%) or more of the aggregate amount of its Accounts owing to Company within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

(c)	it is not an Account which when aggregated with all other Accounts owing by the same Account Debtor would cause Company’s Accounts owing from such Account Debtor to exceed an amount equal to fifteen percent (15%) of Company’s aggregate Accounts owing from all Account Debtors, provided, however, Bank in its sole discretion may establish higher or lower concentration limits for any specific Account Debtor; provided that this provision shall not cause that portion of Accounts owing by the same Account Debtor equal to fifteen percent (15%) of Company’s aggregate Accounts owing from all Account Debtors to fail to meet the criteria of an Eligible Account provided that this provision shall not apply to Accounts with respect to which the Account Debtor is Johnson Controls, Lear Corporation, Bridgewater Interiors LLC or NHK Spring Company, Ltd. or any of their respective Subsidiaries;

(d)	it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

(e)	it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

(f)	it is not evidenced by any note or other negotiable instrument or by any chattel paper;

(g)	it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(h)	it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

(i)	it is not owing by a Subsidiary or Affiliate of Company, nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, (ii) is not organized under the laws of the United States of America of Canada, or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(j)	it is not an account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank’s security interest in such account;

(k)	it is not owing by an Account Debtor for which Company has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

(l)	it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, payable at a future date, for unbilled sales, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

(m)	it is not owing by any Account Debtor whose obligations Bank (in its sole reasonable discretion) shall have notified Company are not deemed to constitute Eligible Accounts.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Eligible Foreign Account” shall mean an Account which satisfies all of the requirements to be an Eligible Account except those under paragraph (i) of the definition of Eligible Accounts and which is owing to Company by an Eligible Foreign Account Debtor.

“Eligible Foreign Account Debtor” shall mean the Account Debtors listed on attached Schedule 1.2 as the same may be amended or modified form time to time.

“Eligible Inventory” shall be valued at the lesser of cost or present market value in accordance with GAAP, on a first in/first out basis, and shall mean all of Company’s Inventory which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as “raw materials” or “finished goods inventory” under GAAP, excluding (a) Company’s work in process, consigned goods and inventory located outside the United States of America, (b) inventory covered by or subject to a seller’s right to repurchase, or any consensual or nonconsensual lien or security interest (including without limitation purchase money security interests) other than in favor of Bank, whether senior or junior to Bank’s security interest, and (c) Inventory that Bank (in its sole reasonable discretion) after having notified Company, excludes. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Eurodollar-based Advance” shall mean an Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is the Applicable Margin plus the quotient of:

the per annum interest rate at which Bank’s Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately the time Company requests such Advance on the first day of such Interest Period; divided by a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

“Eurodollar Lending Office” shall mean Bank’s office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

“Event of Default” shall mean any of the Events of Default specified in Section 10 hereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

“Funded Debt” of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capital Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all contingent obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

“Funded Debt to EBITDA Ratio” shall mean as of any date of determination thereof a ratio the numerator of which is Funded Debt as of such date and the denominator of which is EBITDA as of such date, determined on a consolidated basis for Company and its Consolidated Subsidiaries.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.

“Guaranties” shall mean the guaranties from each Subsidiary.

“Guarantors” shall mean each Subsidiary of Company which is required to be a Guarantor in accordance with the provisions of this Agreement.

“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of Company to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Company to Bank arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

“Interest Period” shall mean a period of one (1), two (2), three (3) or six (6) months as selected by Company pursuant to the provisions of this Agreement commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 3.1.

“Inventory” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Investor” shall mean any person or group of persons (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) who held beneficial ownership of at least 5% of the voting stock of the Company, or who was a director or employee of Company or its Subsidiaries on October 1, 2005, and any affiliate of any such person.

“Letter of Credit” shall have the meaning set forth in Section 2.6.

“Letter of Credit Reserve” shall mean as of any date of determination, an amount equal to the aggregate principal amount of all undrawn Letters of Credit issued by Bank for the account of Company under and pursuant to this Agreement and the amount of all draws under Letters of Credit paid by Bank and not reimbursed by Company.

“Leverage Ratio” shall have as of any date of determination a ratio the numerator of which is Debt as of such date and the denominator of which is Tangible Net Worth as of such date.

“Loan Documents” shall mean collectively, this Agreement, Guaranties, the Note, the Security Agreements and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

“Net Worth” shall mean as of any date of determination the stockholders’ equity of Company and its Consolidated Subsidiaries as of such date as determined in accordance with GAAP.

“Permitted Acquisition” shall mean any acquisition by Company of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person, which is conducted in accordance with the following requirements:

(a)	Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, Company’s business, or is engaged in a business using systems or techniques not unlike those of Company;

(b)	Company shall have delivered to Bank not less than fifteen (15) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with pro forma projected financial information as requested by, and in form acceptable to, Bank;

(c)	Both immediately before and after such acquisition no Event of Default or event which with the giving of notice, the passage of time, or both would become an Event of Default, shall have occurred and be continuing;

(d)	The board of directors (or other Person(s) exercising similar function(s) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired) shall not have disapproved such transaction or recommended that such transaction be disapproved;

(e)	The total consideration paid for such acquisition (including assumption of debt, non-compete payments and earn-out payments), does not exceed Ten Million Dollars ($10,000,000) for any single acquisition or Ten Million Dollars ($10,000,000) for all such acquisitions consummated during the term of this Agreement; and

(f)	After giving effect to such acquisition, Availability is an amount not less than fifty percent (50%) of the then applicable Borrowing Base.

“Permitted Liens” shall mean with respect to any Person:

(a)	liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(b)	mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(c)	liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(d)	(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by generally accepted accounting principles, consistently applied;

(e)	minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person; and

(f)	purchase money security interests in fixed assets to secure the indebtedness permitted in Section 8.4(c) to the extent created substantially contemporaneously with the acquisition of such fixed assets and to the extent encumbering only the fixed assets so acquired.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Prime Rate” shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean for any day a per annum interest rate which is the greater of (i) the Prime Rate or (ii) the Alternate Base Rate.

“Request for Advance” shall mean a Request for Advance issued by Company under this Agreement in the form annexed to this Agreement as Exhibit “A”.

“Revolving Credit Maturity Date” shall mean November 1, 2008.

“Revolving Credit Note” or “Note” shall mean the Note described in Section 2.1 hereof made by Company to Bank in the form annexed to this Agreement as Exhibit “B”.

“Security Agreement” shall mean the Security Agreements in the form and content satisfactory to Bank to this Agreement pursuant to which Company and each Domestic Subsidiary grants to Bank a first priority security interest in all tangible and intangible personal property, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor, accessions thereto and all proceeds and products of all the foregoing.

“Subsidiary” shall mean a corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or equivalent equity interests are owned by Company, either direct or indirectly, through one or more intermediaries.

“Tangible Net Worth” shall mean as of any date Net Worth less the Intangible Assets of the Company and its Consolidated Subsidiaries, all determined as of such date. For purposes of this Agreement, “Intangible Assets” means the amount (to the extent reflected in determining such Net Worth) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by Company and its Consolidated Subsidiaries, (ii) loans or advances to Affiliates and receivables from Affiliates, (iii) all investments in unconsolidated Subsidiaries of the Company and all equity investments in Persons which are not Subsidiaries of Company and (iv) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible assets.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of any applicable state and unless specified otherwise shall mean the Uniform Commercial Code as in effect in the State of Michigan.

2. THE INDEBTEDNESS: Revolving Credit

2.1 Bank agrees to make Advances to Company at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed Ten Million Dollars ($10,000,000) in aggregate principal amount at any one time outstanding. All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent manifest error.

2.3 Company may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Company, subject to the following:

(a)	each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit “A”;

(b)	each such Request for Advance shall be delivered to Bank by 11:00 a.m. on the proposed date of Advance;

(c)	the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be in the case of a Eurodollar-based Advance at least $100,000 or any larger amount in $50,000 increments;

(d)	the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 2 shall not exceed the formula set forth in Section 2.5 below;

(e)	a Request for Advance, once delivered to Bank, shall not be revocable by Company.

Bank may, at its option, lend under this Section 2 upon the telephone request of an authorized officer of Company and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall, if so requested by Bank, mail to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit “A”. Company hereby authorizes Bank to disburse Advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of Company and Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Advance form as of the date of such requested Advance.

2.4 Company may prepay all or part of the outstanding balance of the Prime-based Advance(s) under the Revolving Credit Note at any time. Upon one (1) Business Day prior notice to Bank, Company may prepay all or part of any Eurodollar-based Advance, provided that the amount of any such partial prepayment shall be at least $100,000 and the unpaid portion of such Advance which is refunded or converted under Section 4.3 shall be subject to the limitations of Section 2.3(c) hereof. Any prepayment of a Prime-based Advance or a Eurodollar-based Advance on the last day of the Interest Period therefor made in accordance with this Section shall be without premium, penalty or prejudice to Company’s right to reborrow under the terms of this Agreement. Any other prepayment shall be subject to the provisions of Section 5.1 hereof.

2.5 The aggregate principal amount at any one time outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall never exceed the Borrowing Base. Company shall immediately make all payments necessary to comply with this provision. Any such payments shall be applied first to outstanding Prime-based Advances and the remainder, if any, to outstanding Eurodollar-based Advances.

2.6 In addition to Advances under the Revolving Credit Note to be provided to Company by Bank under and pursuant to Section 2.1 of this Agreement, Bank further agrees to issue, or commit to issue, from time to time, standby and commercial letters of credit for the account of Company (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed Five Million Dollars ($5,000,000) at any one time outstanding; provided, however that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall not exceed Ten Million Dollars ($10,000,000) at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the fifth (5th) Business Day before the Revolving Credit Maturity Date or one (1) year after issuance, whichever first occurs. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company to Bank with respect thereto. Company shall pay to Bank annually in advance a per annum fee equal to the Applicable L/C Commission Rate of the amount of each Letter of Credit.

2.7 Company agrees to pay to Bank a commitment fee on the average daily balance of the unused portion of the revolving credit commitment at the rate of the Applicable Fee Percentage per annum, computed on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears on the first day of each January, April, July and October (commencing January 1, 2006) and on the Revolving Credit Maturity Date.

2.8 Proceeds of Advances under the Revolving Credit Note shall be used solely (a) for working capital purposes, (b) to finance a portion of the purchase price for a Permitted Acquisition (in an aggregate amount for all such Advances not to exceed $3,000,000) and (c) for Capital Expenditures.

3. INTEREST, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS.

3.1 The Revolving Credit Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Company may elect subject to the provisions of this Agreement. Interest with respect to Prime-based Advances shall be payable quarterly on the first Business Day of each calendar quarter, commencing on January 1, 2006, and at maturity. Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto (and if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period and at three month intervals thereafter). Notwithstanding the foregoing, from and after the occurrence of any Event of Default and solely during the continuation thereof, the Advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, three percent (3%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Advance, three percent (3%) above the rate which would otherwise be applicable under this Section 3.1 until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this Section 3.1. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

3.2 Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 3.3 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two, three or six months thereafter, as the Company may elect as set forth below, subject to the following:

(i)	no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(ii)	any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Company shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to Section 3.3, as the case may be. Provided that no Event of Default shall have occurred and be continuing, the Company may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, before 11:00 a.m. on the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by the Company, the Company shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period. No more than seven (7) Interest Periods shall be in effect at any one time with respect to the Revolving Credit Note.

3.3 Provided that no Event of Default shall have occurred and be continuing, the Company may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If the Company desires to convert an Advance, it shall give the Bank written or telephonic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor, which notice shall be given not later than 11:00 a.m. on the applicable date of conversion.

4. SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION.

4.1 If Company makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow any Eurodollar-based Advance after notice has been given by Company to Bank in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Company shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Company to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Bank shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

4.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

4.3 If with respect to any Interest Period Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Company. Thereafter, until Bank notifies Company that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances for such Interest Period, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance for such Interest Period shall be suspended.

4.4 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company. Thereafter (a) the obligations of Bank to make Eurodollar-based Advances and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

4.5 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a)	shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

(b)	shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Company of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error. Bank agrees that, as promptly as practical after it becomes aware of the occurrence of any event or the existence of a condition that will cause Bank to be entitled to compensation under this Section, it will, to the extent not inconsistent with Bank’s internal policies, use reasonable efforts to make, fund or maintain any affected Eurodollar-based Advance through another lending office of Bank if as a result thereof the additional monies which would otherwise be required to be paid in respect of such Eurodollar-based Advance would be materially reduced and if, as determined by Bank, in its reasonable discretion, the making, funding or maintaining of such Eurodollar-based Advance through such other lending office would not materially adversely affect such Advance or Bank. Company shall pay all reasonable expenses incurred by Bank in utilizing another lending office pursuant to this Section.

4.6 In the event that at any time after the date of this Agreement any change in law such as described in Section 4.5, hereof, shall, in the reasonable opinion of Bank require that the credit provided under Section 2 of this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank’s or Bank’s parent’s capital or assets as a consequence of the Bank’s obligations hereunder to a level below that which Bank or Bank’s parent would have achieved but for such change, then Bank shall notify Company and demand compensation therefor and, within fifteen days after demand by Bank, Company agrees to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Company of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

4.7 A late installment charge equal to five percent (5%) of each late installment under any Note may be charged on any installment payment not received by Bank within ten (10) calendar days after the installment due date but acceptance of this charge shall not waive any default or Event of Default under this Agreement.

4.8 Adjustments to the Applicable Margin, Applicable Fee Percentage and Applicable L/C Commission Rate based on Schedule 1.1 shall be implemented quarterly as follows:

(a)	Such adjustments shall be given prospective effect only, effective as of the first day of the first quarter following delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the covenant compliance report under Section 7.10 hereof, in each case establishing applicability of the appropriate adjustment, in each case with no retroactivity or claw-back. In the event the Company fails timely to deliver such financial statements or the covenant compliance report, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the margins (including the Applicable Fee Percentage and the Applicable L/C Commission Rate) shall be at the next higher level as compared to the then applicable level (for example if Level 1 was applicable, the margins will move to Level 2) on the Pricing Matrix attached to this Agreement as Schedule 1.1.

(b)	From the date of execution of this Agreement until the required date of delivery (or, if earlier, delivery) under Section 7.1(b) of the Company’s financial statements for the fiscal quarter ending September 30, 2005, the margins shall be those set forth under the Level 1 column of the Pricing Matrix attached to this Agreement as Schedule 1.1. Thereafter, all margins shall be based upon the Company’s financial statements and covenant compliance reports, subject to recalculation as provided in subsection 4.8(a) above.

5. CONDITIONS

5.1 Company agrees to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the Directors of Company evidencing approval of the borrowings and transactions contemplated hereunder; (ii) a certificate of good standing from the state of Company’s incorporation and from the state(s) in which is required to be qualified to do business; (iii) an opinion of Company’s and the Guarantors’ legal counsel; and (iv) such other documents and instruments as Bank may reasonably require.

5.2 As security for all indebtedness of Company to Bank hereunder, Company agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

(a)	The Security Agreements;

(b)	A Guaranty from BSST, LLC (“BSST”);

(c)	Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder);

(d)	Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.

6. REPRESENTATIONS AND WARRANTIES

Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

6.1 Company is a corporation organized and existing and in good standing under the laws of the State of Michigan and Company is in good standing in each other jurisdiction in which it is qualified to do business and in which the failure to be so qualified would have a material adverse effect on Company; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Note by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement and Note, when issued and delivered, will be valid and binding in accordance with their terms enforceable against the Company in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Company are not in contravention of the terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

6.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any

Subsidiary, the outcome of which could reasonably be expected to materially impair the Company’s or any Subsidiary’s financial condition or the ability of Company or any Subsidiary to carry on its business.

6.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Company’s or any Subsidiary’s assets except to Bank and except as permitted pursuant to the provisions of Section 8.7.

6.5 The financial statements of Company for the period ending June 30, 2005, previously furnished Bank, are complete and correct and fairly presents the financial condition of Company and its Subsidiaries as of such date in all material respects, and since said date there has been no material adverse change in the financial condition of Company or any Subsidiary; to the best of the knowledge of Company’s officers, neither Company nor any Subsidiary has any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in said financial statements and at the present time there are no material unrealized or anticipated losses from any present commitment of Company or any Subsidiary.

6.6 Except as disclosed in Schedule 6.6, neither Company nor any Subsidiary maintains or contributes to any employee benefit pension plan subject to Title IV of ERISA. There is no unfunded past service liability of any pension plan and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

6.7 All tax returns and tax reports of Company and each Subsidiary required by law to be filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company or any Subsidiary (or any of its properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company and the Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Company.

6.8 There are no Subsidiaries of Company except as disclosed in Schedule 6.8 attached hereto.

6.9 Company and its Subsidiaries are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to them, the enforcement of which, if Company or any Subsidiary were not in compliance, would materially adversely affect their respective businesses or the value of their respective property or assets and Company and its Subsidiaries, have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of its business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have can be cured without having a material adverse effect on the operation of such business.

6.10 No representation or warranty by Company in this Agreement, nor any statement or certificate (including financial statements) furnished or to be furnished to Bank pursuant hereto contains or will contain any materially untrue statement of any material fact or omits or will omit to state a material fact necessary to make such representation, warranty, statement or certificate not misleading.

6.11 Neither Company nor any Subsidiary is party to any litigation or administrative proceeding, nor, so far as is known by Company, is any litigation or administrative proceeding threatened against Company, which in either case (A) asserts or alleges that Company or any Subsidiary violated Environmental Laws, (B) asserts or alleges that Company or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (C) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary, and in any such case, the outcome of which could reasonably be expected to materially impair the Company’s or such Subsidiary’s financial condition or the ability of Company or any Subsidiary to carry on its business.

6.12 To the best knowledge of Company, there are no conditions existing currently which would subject Company or any Subsidiary to damages, penalties, injunction relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company or any Subsidiary, and in any such case, the outcome of which could reasonably be expected to materially impair the Company’s or such Subsidiary’s financial condition or the ability of Company or any Subsidiary to carry on its business.

6.13 Neither Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of the Company, Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws, and in any such case, the outcome of which could reasonably be expected to materially impair the Company’s or such Subsidiary’s financial condition or the ability of Company or any Subsidiary to carry on its business.

6.14 Company and its Subsidiaries have all material permits, licenses and approvals required under applicable Environmental Laws.

6.15 Company and each Subsidiary has good and valid title to the property pledged, mortgaged or otherwise encumbered by it to Bank in all material respects and there is no lien upon, or with respect to any of such property, except for Permitted Liens.

7. AFFIRMATIVE COVENANTS

Company covenants and agrees that it will, so long as Bank may make any advance under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

7.1 Furnish Bank:

(a)	within ninety (90) days after and as of the end of each fiscal year of Company, a balance sheet and statement of profit and loss and changes in cash flow of Company and its Consolidated Subsidiaries each prepared in accordance with GAAP and audited by PricewaterhouseCoopers LLP or other independent certified public accountants reasonably satisfactory to Bank;

(b)	within thirty (30) days after and as of the end of each month, a balance sheet and statement of profit and loss and changes in cash flow of Company each prepared in accordance with GAAP (excluding footnote disclosures that would otherwise be required by GAAP) and certified by an officer of Company;

(c)	within forty five (45) days after and as of the end of each fiscal quarter, a balance sheet and statement of profit and loss and changes in cash flow of Company each prepared in accordance with GAAP (excluding footnote disclosures that would otherwise be required by GAAP) and certified by an officer of Company;

(d)	within thirty (30) days after and as of the end of each month, a detailed aging of Company’s accounts receivable and accounts payable, an inventory report and a borrowing base report each in form acceptable to Bank;

(e)	no later than December 31 of each year of Company projections of Company and its Subsidiaries for the next succeeding fiscal year, on a month to month basis in form acceptable to Bank;

(f)	as soon as available, Company’s 8-K, 10-Q and 10-K reports filed with the federal Securities and Exchange Commission, and in any event, with respect to the 10-Q report, within forty five (45) days of the end of each of the first three fiscal quarters of each of Company’s fiscal years, and with respect to the 10-K report, within ninety (90) days after and as of the end of each of Company’s fiscal years; and as soon as available, copies of all material filings, reports or other documents filed by Company or any of its Subsidiaries with the federal Securities and Exchange Commission or other federal regulator or taxing agencies or authorities in the United States, or comparable agencies or authorities in foreign jurisdictions, or any stock exchanges in such jurisdiction;

(g)	such information as required by the terms and conditions of the Security Agreements referred to in this Agreement; and

(i)	promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

7.2 Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings diligently pursued.

7.3 Maintain, and cause its Subsidiaries to maintain, insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company or such Subsidiary and Bank as their respective interests may appear, all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

7.4 Permit, and cause its Subsidiaries to permit, Bank, through its authorized attorneys, accountants and representatives, to examine Company’s and its Subsidiaries’ books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of Company and its Subsidiaries conducted by Bank, at Company’s own cost and expense.

7.5 Promptly notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute an event of default under this Agreement, and promptly inform Bank of the existence or occurrence of any condition or event which is reasonably expected to have a material adverse effect upon Company’s or any Subsidiary’s financial condition.

7.6 Maintain in good standing, and cause each Subsidiary to maintain in good standing, all licenses required by the State of Michigan or any agency thereof, or other governmental authority that may be necessary or required for Company to carry on its general business objects and purposes unless the failure to so maintain such licenses would not have a material adverse effect on the financial condition or operations of Company.

7.7 Furnish Bank, and cause each Subsidiary to furnish to Bank, upon Bank’s request, in forms reasonably satisfactory to Bank with such pledges, assignments, mortgages, lien instruments or other security instruments covering all of Company’s and each Domestic Subsidiary’s personal property, of every nature and description (except for real property leasehold interests), whether now owned or hereafter acquired, to the extent that Bank may in its reasonable credit judgment require in order to perfect Bank’s security interests in such collateral.

7.8 Comply, and cause each Subsidiary to comply, with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan (as defined below).

7.9 Promptly notify Bank after the occurrence thereof in writing of any of the following events:

(a)	the termination by Company or any Subsidiary of a pension plan subject to Title IV of ERISA (a “Pension Plan”);

(b)	the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c)	the commencement by the PBGC, or any successor thereto of any proceeding to terminate Company’s or any Subsidiary’s Pension Plan;

(d)	the failure of Company’s or any Subsidiary’s Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended or any similar provision under the Internal Revenue Code of 1986, as amended;

(e)	the withdrawal of Company or any Subsidiary from a Pension Plan; or

(f)	a reportable event, within the meaning of Title IV of ERISA.

7.10 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 7.1(a) and (c), a statement prepared and certified by the chief financial officer of Company (or in such officer’s absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with the financial covenants set forth in Sections 7.11, 7.12 and 7.13 as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes an event of default hereunder or which with the running of time and/or the giving of notice would constitute an event of default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

7.11 Beginning December 31, 2005, maintain at all times Tangible Net Worth of not less than the Base Tangible Net Worth.

7.12 Maintain at all a times a Leverage Ratio of not more than 2.5 to 1.0

7.13 Maintain at all times a Funded Debt to EBITDA Ratio on not more than the following amounts during the periods specified between:

Present though December 30, 2006	2.5 to 1.0
December 31, 2006 and thereafter	2.0 to 1.0

7.14 Maintain all cash collection, general disbursement and other bank accounts with Bank, excluding (a) non-Michigan bank accounts used primarily for payroll purposes and (b) foreign bank accounts used in connection with Company’s international operations.

7.15 Cause each person that is or becomes a Domestic Subsidiary of the Company from time to time to execute and deliver a secured Guaranty to the Bank, together with such other documentation as Bank may reasonable require.

8. NEGATIVE COVENANTS

Company covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not, and will cause its Subsidiaries not to, without the prior written consent of Bank:

8.1 Purchase, acquire or redeem any of its equity interests or make any material change in its capital structure or general business objects or purpose (it being understood that the issuance of equity interests of Company shall not be prohibited by this Section 8.1), except for redemptions and repurchases of its equity interests so long as at the time of such redemption or repurchase and after giving effect thereto no Event of Default (or event which with the giving of notice or the passage of time or both would constitute an Event of Default) shall have occurred and be continuing and Availability shall be not less than fifty percent (50%) of the then applicable Borrowing Base and provided that the aggregate amount of such redemptions and repurchases shall not exceed $5,000,000 during any single fiscal year of Company.

8.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, except (a) sales of inventory in the ordinary course of its business, (b) sales or other dispositions of assets in the ordinary course of business which have become worn out or obsolete in the aggregate not exceeding Five Hundred Thousand Dollars ($500,000) in any fiscal year; or (c) sales or other dispositions of assets (other than accounts receivable) outside the ordinary course of business not exceeding in the aggregate Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year.

8.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business and except in favor of Bank.

8.4 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

(a)	indebtedness to Bank;

(b)	current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company’s or any Subsidiary’s business;

(c)	purchase money indebtedness for the acquisition of fixed assets or capital leases in an amount not to exceed $750,000 in the aggregate during any fiscal year of Company (on a combined basis for Company and its Subsidiaries); and

(d)	existing indebtedness disclosed in Schedule 8.4 attached hereto.

8.5 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except for Permitted Acquisitions.

8.6 Except as disclosed in Schedule 8.6 attached hereto, make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association other than in connection with: (a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business, (b) short term, investment grade money market instruments, in accordance with the Company’s usual and customary treasury management policies, (c) investments consisting of Permitted Acquisitions, (d) investments in Subsidiaries which are Guarantors and which have complied with the provisions of Section 7.15, (e) investments in Subsidiaries which are not Domestic Subsidiaries and which are not Guarantors in an amount not exceeding $250,000 in the aggregate and (f) Company’s existing investment in Amerigon Asia Pacific Inc.

8.7 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except the following: (a) to Bank, (b) disclosed in Schedule 8.7(c) attached hereto and (d) Permitted Liens.

8.8 Sell, assign, transfer or confer a security interest in any account, note, trade acceptance or other receivable, except to Bank.

8.9 Make loans, advances of credit or extensions of credit to any officer, director or shareholder of Company or any Subsidiary or any member of their immediate families or entity controlled by any of the foregoing or to any other person, except for sales on open account or in the ordinary course of business.

8.10 Declare or pay any dividends or distributions with respect to its equity interests except for (a) dividends by a Subsidiary to Company and dividends and distributions payable only in common stock of Company and (b) dividends and distributions during any single fiscal year of Company in an amount not exceeding One Million Dollars ($1,000,000) so long as at the time declared and at the time paid no Event of Default (or event which with the giving of notice or the passage of time or both would constitute an Event of Default) shall have occurred and be continuing and Availability shall be not less than fifty percent (50%) of the then applicable Borrowing Base.

8.11 Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Company and its Subsidiaries as would be obtainable in a comparable arms-length transaction with a person other than an Affiliate.

8.12 Enter into or become subject to any agreement (other than this Agreement) (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Company or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

9. ENVIRONMENTAL PROVISIONS

9.1 Company shall comply, and shall cause its Subsidiaries to comply, with all applicable Environmental Laws except for such non-compliance which would reasonably not be expected to materially adversely affect its business or the value of its property or assets.

9.2 Company shall provide to Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Subsidiary to a cleanup, removal, remedial action, or other response by or on the part of Company or any Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company for an alleged violation of Environmental Laws, where such contribution, response or damages would reasonably be expected to materially adversely affect its business or the value of its property or assets.

9.3 Company shall promptly notify Bank in writing as soon as Company becomes aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

9.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at the reasonable request of Bank, at its sole expense, retain an environmental consultant, reasonably acceptable to Bank, to conduct a thorough and complete investigation regarding the changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to both Bank and Company upon completion.

9.5 At any time Company, directly or indirectly through any environmental consultant or other representative, determines to undertake an environmental audit, assessment or investigation relating to any fact, event or condition which would reasonably be expected to materially adversely affect its business or the value of its property or assets, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation.

9.6 Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage to any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned or operated by Company, or due to any acts of Company or such person’s, officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising solely from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Company) of such property. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence of Bank, or its agents or employees.

It is expressly understood and agreed that the indemnifications granted herein are intende to protect Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the collateral documents.

It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Company to Bank.

9.7 Company shall maintain, and shall cause its Subsidiary to maintain, all permits, licenses and approvals required under applicable Environmental Laws except such permits, licenses and approvals the failure of which to have would reasonably not be expected to materially adversely affect its business or the value of its property or assets.

10. EVENTS OF DEFAULT

(a)	non-payment of any installment of the principal or interest on the Note when due in accordance with the terms thereof (and, in the case of any such interest payment, the continuance thereof for five (5) Business Days), or upon non-payment of any other outstanding indebtedness of Company to Bank hereunder or under any other instrument or evidence of indebtedness when due in accordance with the terms thereof;

(b)	default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.1(d), 7.3, 7.4, 7.5, 7.11, 7.12, 7.13, 7.14, 7.15 or 8;

(c)	default in observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(e), 7.1(f), 7.1(g) or 7.10 and continuance thereof for ten (10) days;

(d)	default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after notice to Company by Bank;

(e)	any representation or warranty made by Company herein or by Company or any other person in any instrument submitted pursuant hereto proves untrue in any material respect;

(f)	default in the observance or performance of any of the conditions, covenants or agreements of Company or any other person set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder, and continuation of such default beyond any period of grace specified in any such document;

(g)	default in the payment of any other obligation of Company, any of its Subsidiaries or any Guarantor for borrowed money in excess of the sum of One Hundred Thousand Dollars ($100,000) or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto;

(h)	a judgment for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate is rendered against Company, any of its Subsidiaries or any Guarantor and such judgment shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(i)	the occurrence of any “reportable event”, as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the PBGC of any employee pension benefit plan maintained by or on behalf of Company or any Subsidiary for the benefit of any of their respective employees or for the appointment of a trustee by the appropriate United States District Court to administer such plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Company or such Subsidiary; or the institution of proceedings by the PBGC to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

(j)	if there shall occur a Change of Control;

(k)	the revocation of any of the Guaranties;

(l)	any loss, theft, substantial damage or destruction to any material portion of the Collateral which is not covered by insurance or the issuance or filing of any attachment, levy, garnishment or the commencement of any proceeding with respect to the Collateral in excess of One Hundred Thousand Dollars ($100,000), or Bank shall reasonably fear deterioration, removal or waste of the Collateral;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all Indebtedness then outstanding hereunder and under the Note and any Letters of Credit shall immediately become due and payable without further notice and demand, and Bank shall not be obligated to make further Advances or issue any Letters of Credit hereunder.

10.2 If a creditors’ committee shall have been appointed for the business of Company, any Subsidiary or any Guarantor in connection with any bankruptcy or insolvency; or if Company, any Subsidiary or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company, any Subsidiary or any Guarantor, as applicable), and such receiver, trustee or custodian so appointed shall not have been discharged within thirty (30) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within thirty (30) days from its entry, approving any petition for reorganization of Company, any Subsidiary or any Guarantor, then the Note and all Indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances or issue any Letters of Credit under this Agreement.

10.3 Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreements or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to Company and/or any property of Company in possession of Bank. Company agrees, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Company.

10.4 All of the Indebtedness shall constitute one loan secured by Bank’s security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Company to Bank. Upon the occurrence and during the continuance of an Event of Default which is not cured within the cure period, if any, provided hereunder, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Company or to such other Person or Persons as may be entitled thereto under applicable law. Company shall remain liable for any deficiency, which Company shall pay to Bank immediately upon demand.

10.5 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Company.

10.6 Upon the occurrence and during the continuance of any Event of Default, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

11 MISCELLANEOUS

11.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company.

11.2 Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable attorney fees and lien search fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank’s option, be charged by Bank as an advance against the proceeds of the Note. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank’s rights against Company or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Company hereunder, shall also be paid by Company.

11.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

11.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

11.5 Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 11.5. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Company shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

To Company:

500 Town Center Drive,

Suite 200

Dearborn, Michigan 48126

Attention: Mr. Barry Steele

Fax No. (313) 336-1847

To Bank:

500 Woodward Avenue

Detroit, Michigan 48226

Attention: Steven J. McCormack

Fax No. (313) 222-3776

11.6 This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

11.8 All sums payable by Company to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 11.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Company’s obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

11.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Company expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Company waives the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Company. Upon the occurrence and during the continuance of an Event of Default, Company agrees that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Company expressly agrees that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

11.10 In the event Company’s obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

11.11 COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

11.12 This Agreement may be terminated by Company at any time by giving Bank not less than five (5) Business Days advanced written notice so long as no Advances, Letters of Credit, unreimbursed drawings under Letters of Credit or other amounts owing from Company to Bank (including Letter of Credit commission amounts and unused fees) are outstanding at the time written notice is given or become outstanding prior to the termination date. Upon the termination of this Agreement, payment by Company to Bank in full of all Indebtedness of Company to Bank and cancellation of all outstanding Letters of Credit, Bank will promptly upon the written request of Company deliver to Company at Company’s cost and expense (a) proper instruments acknowledging the termination of this Agreement, the Security Agreement and any Guaranties (subject to any obligations of Company which expressly survive termination of such Loan Documents) and (b) the original Note marked “cancelled”.

11.13 This Agreement shall become effective upon the execution hereof by Bank and Company.

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		AMERIGON INCORPORATED

By:	/s/ Steve J. McCormack	By:	/s/ Barry Steele
Barry Steele

Its:	Vice President	Its:	Chief Financial Officer

EXHIBIT “A”

REQUEST FOR ADVANCE

Pursuant to the Credit Agreement dated as of October 28, 2005, (herein called “Agreement”), the undersigned hereby requests COMERICA BANK to make a(an)                     1 Advance to the undersigned on                     ,         , in the amount of                     DOLLARS, ($            ) under the Revolving Credit Note dated October 28, 2005, issued by the undersigned to said Bank (herein called “Note”). The Interest Period for the requested Advance, if applicable, shall be                     2. The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is                     ,         .

The undersigned certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, a default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof or any advance formula applicable to Advances under such Note. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof or any Advance formula applicable to Advances under such Note, the undersigned will pay such excess amount on demand.

The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

Dated this             day of                     ,             .

AMERIGON INCORPORATED

By:
Its:

[1]	Insert, as applicable, “Eurodollar-based”, or “Prime-based”.
[2]	For a Eurodollar-based Advance insert, as applicable, “one month”, “two months”, “three months”, “ or “six months”.

EXHIBIT “B”

REVOLVING CREDIT NOTE

Detroit, Michigan
$10,000,000	October 28, 2005

On or before the Revolving Credit Maturity Date FOR VALUE RECEIVED, Amerigon Incorporated, a Michigan corporation, (herein called “Company”) promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called “Bank”) at its Main Office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of Ten Million Dollars ($10,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Credit Agreement dated as of October 28, 2005, made by and between Company and Bank (as the same may be amended or modified from time to time, herein called “Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

AMERIGON INCORPORATED

By:

Its:

2

SCHEDULE 1.1

Level	Leverage Ratio	Eurodollar Margin	Unused Fee	Letter of Credit Commission Rate

1	< 1.0 to 1.0	150 b.p.	12.5 b.p	150 b.p.

2	≥ 1.0 to 1.0 and < 2.0 to 1.0	200 b.p.	20 b.p.	200 b.p.

3	≥ 2.0 to 1.0	250 b.p.	25 b.p.	250 b.p.

SCHEDULE 1.2

NHK Spring Company, Ltd. The foreign subsidiaries of Johnson Controls, Inc. and Lear Corporation listed below:

Lear Holdings, S.r.l. de C.V.

Lear Corporation Mexico, S.A. de C.V.

Lear Corporation, Ltd.

Lear Mexican Trim Operations. S. de R.L. de C.V.

Autoseat S.A. de C.V.

Controles Reynosa S.A. de C.V.

Enertco Mexico S. de R.L. de C.V.

Ensamble de Interiores Automotrices, S. de R.L. de C.V.

Johnson Controls de Mexico S.A. de C.V.

Sistemas Automotrice Summa S.A. de C.V.

SCHEDULE 6.5

ERISA PLANS

None.

SCHEDULE 6.8

SUBSIDIARIES

BSST, LLC

Amerigon Asia Pacific Inc.

SCHEDULE 8.4

PERMITTED INDEBTEDNESS

None.

SCHEDULE 8.6

INVESTMENTS

1	Investments by Company in BSST as of September 30, 2005 in the aggregate amount of $3,479,677, consisting of loans in the amount of $1,479,677 and an equity interest in the amount of $2,000,000.

2.	Additional investments in BSST LLC in an amount not exceeding $2,000,000 per fiscal year. To the extent that the amount of investments permitted for any fiscal year (without regard to any carry-over from a prior year pursuant to this paragraph) is in excess of the actual amount of investments for such period, the amount of permitted investments during the immediately succeeding fiscal year only shall be increased by the amount of such excess.

SCHEDULE 8.7(c)

OTHER PERMITTED ENCUMBRANCES

None.

SCHEDULE 8.13

OTHER PERMITTED DEBT

None.